As filed with the Securities and Exchange Commission on April 8, 2022

Registration No. 333-261059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DIRECT DIGITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7370	83-0662116
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1233 West Loop South, Suite 1170
Houston, TX 77027

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Walker
Chairman and Chief Executive Officer
Keith Smith
President
1233 West Loop Suite 1170
Houston, TX 77027
(832) 402-1051

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phyllis Young, Esq.
Stephen E. Older, Esq.
Rakesh Gopalan, Esq.
McGuireWoods LLP
1251 Avenue of the Americas, 20th Floor
New York, New York 10020
(212) 548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-261059)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Direct Digital Holdings, Inc. (File No. 333-261059) (the “Registration Statement”) is being filed as an exhibit-only filing solely to include the consent of Marcum LLP with respect to its report dated March 31, 2022 relating to the financial statements of Direct Digital Holdings, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021, filed herewith as Exhibit 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Exhibit 23.1. The report of Marcum LLP was filed in the Prospectus Supplement No. 1 dated March 31, 2022 filed pursuant to Rule 424(b)(3). The prospectus, as supplemented, and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statements.

(a) Exhibits. The following exhibits are being filed herewith:

Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed herewith

23.1	Consent of Marcum LLP					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 8th day of April, 2022.

Date: April 8, 2022	DIRECT DIGITAL HOLDINGS, INC.

	By:	/s/ Mark D. Walker
Mark D. Walker, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Mark D. Walker	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	April 8, 2022
Mark Walker

*	President and Director	April 8, 2022
Keith Smith

*	Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2022
Susan Echard

*	Director	April 8, 2022
Richard Cohen

*	Director	April 8, 2022
Antoinette R. Leatherberry

* By	/s/ Mark D. Walker
Name: Mark D. Walker
Title: Attorney-in-fact